Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our report dated October 25, 2016 relating to the financial statements of Deutsche X-trackers Russell 1000 Comprehensive Factor ETF, Deutsche X-trackers Russell 2000 Comprehensive Factor ETF, Deutsche X-trackers FTSE Developed ex US Comprehensive Factor ETF, Deutsche X-trackers FTSE Emerging Comprehensive Factor ETF for the fiscal periods ended August 31, 2016, which is incorporated by reference in this Post-Effective Amendment No. 376 to the Registration Statement (Form N-1A No. 811-22487) within DBX ETF Trust.

/s/ ERNST & YOUNG LLP

New York, New York

December 20, 2016